FOURTH AMENDMENT TO
MASTER REPURCHASE AGREEMENT
THIS FOURTH AMENDMENT TO MASTER REPURCHASE AGREEMENT (the “Amendment”), dated as of September 8, 2014, is made and entered into among PULTE MORTGAGE LLC (the “Seller”), COMERICA BANK (“Comerica”), as agent (in such capacity, the “Agent”) and a Buyer, and the other financial institutions from time to time signatories thereto (the “Buyers”).
RECITALS:
A.    The Agent, the Seller and the Buyers are parties to that certain Master Repurchase Agreement dated as of September 28, 2012, as amended by a First Amendment dated September 13, 2013, a Second Amendment dated January 9, 2014, and a Third Amendment dated January 24, 2014 (as amended or otherwise modified from time to time, the “Repurchase Agreement”).
B.    The Agent, the Seller and the Buyers now desire to further amend certain provisions of the Repurchase Agreement as set forth herein.
AGREEMENT:
In consideration of the premises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, all parties hereto agree as follows:
1.Capitalized terms used and not otherwise defined in this Amendment have the meanings specified in the Repurchase Agreement.
2.    The following definitions are added in alphabetical order to Section 1.2 of the Repurchase Agreement:
“Second Mortgage Loan” shall mean a second Lien Mortgage Loan, including a home equity line of credit, which meets the following requirements: (a) such second Lien Mortgage is subject only to a first Lien Mortgage and other Permitted Encumbrances, (b) such second Lien Mortgage was originated by Seller at the same time as a first Lien Mortgage by Seller on the same property and with the same obligor, and such first Lien Mortgage is a Purchased Loan, and (c) such second Lien Mortgage Loan is covered by an Investor Commitment, and such Investor Commitment covers both such second Lien Mortgage Loan and the first Lien Mortgage Loan by Seller described in paragraph (b) above.

“Second Mortgage Loan Sublimit” is defined in the table set forth in Section 4.2(a).
3.    The definition of “Buyers’ Margin Percentage” in Section 1.2 of the Repurchase Agreement is amended and restated to read in its entirety as follows:

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“Buyers’ Margin Percentage” means:

(a)    for Conforming Mortgage Loans (other than Aged Mortgage Loans), ninety-seven percent (97%);

(b)    for FHA Low FICO Score Mortgage Loans (other than Aged Mortgage Loans), ninety-seven percent (97%);

(c)    for Jumbo Mortgage Loans, ninety-seven percent (97%);

(d)    for Aged Mortgage Loans, ninety-seven percent (97%);

(e)    for Second Mortgage Loans, fifty percent (50%);

(f)     for Discretionary Loans, the Buyer’s Margin Percentage for the underlying type of Purchased Loan which would apply if such Mortgage Loan met the requirements waived by Agent under Section 22.8; and

(g)    for Wet Loans, the Buyer’s Margin Percentage for the underlying type of Purchased Loan which would apply if such Purchased Loan were a Dry Loan.

4.    The definition of “Daily Adjusting LIBOR Rate” in Section 1.2 of the Repurchase Agreement is amended and restated to read in its entirety as follows:
“Daily Adjusting LIBOR Rate” means, for any day, a per annum interest rate which is equal to the Applicable Margin plus quotient of the following:

(a)
for any day, the per annum rate of interest determined on the basis of the rate for deposits in United States Dollars for a period equal to one (1) month appearing on Page BBAM of the Bloomberg Financial Markets Information Service as of 11:00 a.m. (Detroit, Michigan time) (or as soon thereafter as practical) on such day, or if such day is not a Business Day, on the immediately preceding Business Day. In the event that such rate does not appear on Page BBAM of the Bloomberg Financial Markets Information Service (or otherwise on such Service) on any day, the “Daily Adjusting LIBOR Rate” for such day shall be determined by reference to such other publicly available service for displaying eurodollar rates as may be reasonably selected by Agent, or, in the absence of such other service, the “Daily Adjusting LIBOR Rate” for such day shall, instead, be determined based upon the average of the rates at which Agent is offered dollar deposits at or about 11:00 a.m. (Detroit, Michigan time) (or as soon thereafter as practical), on such day, or if such day is not a Business Day, on the immediately preceding Business Day, in the interbank eurodollar market in an amount comparable to the principal amount outstanding hereunder and for a period of one (1) month;

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divided by

(b)
1.00 minus the maximum rate (expressed as a decimal) on such day at which Agent is required to maintain reserves on “Euro-currency Liabilities” as defined in and pursuant to Regulation D of the Board of Governors of the Federal Reserve System or, if such regulation or definition is modified, and as long as Agent is required to maintain reserves against a category of liabilities which includes eurodollar deposits or includes a category of assets which includes eurodollar loans, the rate at which such reserves are required to be maintained on such category.

5.    The definition of “Maximum Aggregate Commitment” in Section 1.2 of the Repurchase Agreement is amended to read in its entirety as follows:
“Maximum Aggregate Commitment” means the maximum Aggregate Outstanding Purchase Price that is allowed to be outstanding under this Agreement on any day, being the amount set forth in Schedule BC in effect for that day, as decreased and increased pursuant to Section 2.6 and Schedule BC. The Maximum Aggregate Commitment on September 8, 2014, being the date of the Fourth Amendment to this Agreement, is One Hundred Fifty Million and 00/100 Dollars ($150,000,000.00).
6.    The definition of “Mortgage” in Section 1.2 of the Repurchase Agreement is amended and restated to read in its entirety as follows:
“Mortgage” means a mortgage, deed of trust, deed to secure debt, security deed or other mortgage instrument or similar evidence of lien legally effective in the U.S. jurisdiction where the relevant real property is located to create and constitute a valid and enforceable first priority Lien or, in the case of a Second Mortgage Loan, second priority Lien, in each case subject only to Permitted Encumbrances, on the fee simple estate in improved real property.

7.    The definition of “LIBOR Rate Floor” in Section 1.2 of the Repurchase Agreement is hereby deleted.
8.    The definition of “Termination Date” in Section 1.2 of the Repurchase Agreement is amended and restated to read in its entirety as follows:
“Termination Date” means the earlier of (a) September 7, 2015 or (b) the date when the Buyers’ Commitments are terminated pursuant to this Agreement, by order of any Governmental Authority or by operation of law.
9.    Section 2.6 of the Repurchase Agreement is amended and restated to read in its entirety as follows:
(a)     The Seller may, at any time, without premium or penalty, upon not less than five (5) Business Days prior written notice to the Agent, terminate the Maximum Aggregate

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Commitment. Upon termination in full of the Buyers’ Commitments pursuant to this Section 2.6, the Seller shall pay to the Agent for the ratable benefit of the Buyers the full amount of all outstanding Obligations under the Repurchase Documents.
(b)    Provided Seller has not terminated the Maximum Aggregate Commitment under paragraph (a) of this Section, (i) on February 2, 2015, the Maximum Aggregate Commitment shall automatically reduce ratably to Ninety Nine Million Seven Hundred Fifty Thousand Dollars ($99,750,000), and (ii) on June 1, 2015, the Maximum Aggregate Commitment shall automatically increase ratably to One Hundred Fifty Million Dollars ($150,000,000). If Seller terminates the Maximum Aggregate Commitment under paragraph (a) of this Section, the provisions of this paragraph (b) shall automatically terminate.
10.    Section 4.1(b) of the Repurchase Agreement is amended and restated to read in its entirety as follows:
(b)    the sum of the following, without duplication:
(i) For Purchased Loans which are Conforming Mortgage Loans (other than Aged Mortgage Loans), the lesser of (A) the Purchase Value all such Conforming Mortgage Loans, or (B) the Conforming Loan Sublimit, plus
(ii)    For Purchased Loans which are Jumbo Mortgage Loans, the lesser of (A) the Purchase Value of all such Jumbo Mortgage Loans, or (B) the Jumbo Loan Sublimit, plus
(iii)    For Purchased Loans which are Aged Mortgage Loans, the lesser of (A) the Purchase Value of all such Aged Mortgage Loans, or (B) the Aged Mortgage Loan Sublimit, plus
(iv)    For Purchased Loans which are Second Mortgage Loans, the lesser of (A) the Purchase Value of all such Second Mortgage Loans, or (B) the Second Mortgage Loan Sublimit, plus

(v)    For Purchased Loans which are FHA Low FICO Score Mortgage Loans (other than Aged Mortgage Loans), the lesser of (A) the Purchase Value of all such FHA Low FICO Score Mortgage Loans, or (B) the FHA Low FICO Score Loan Sublimit, plus
(vi)    For Purchased Loans which are Wet Loans, the lesser of (A) the Purchase Value of all such Wet Loans, or (B) the Wet Loans Sublimit, plus
(vii)    For Purchased Loans which are Discretionary Loans, the lesser of (A) the Purchase Value of all such Discretionary Loans, or (B) the Discretionary Loan Sublimit.

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11.    The table set forth in Section 4.2(c) of the Repurchase Agreement is amended and restated to read in its entirety as follows:

Type of Purchased Loan	Maximum percentage/amount of Maximum Aggregate Commitment	Name of Sublimit
FHA Low FICO Score Mortgage Loans (other than Aged Mortgage Loans)	5%	“FHA Low FICO Score Loan Sublimit”
Jumbo Mortgage Loans	10%	“Jumbo Loan Sublimit”
Aged Mortgage Loans	$5,000,000.00	“Aged Mortgage Loan Sublimit”
Second Mortgage Loans	$5,000,000.00	“Second Mortgage Loan Sublimit”
Discretionary Loans	$3,000,000.00	“Discretionary Loan Sublimit”

12.    Section 22.6(l) of the Repurchase Agreement is amended and restated to read in its entirety as follows:
(l)    Modifies Section 4.1, Section 4.2, Schedule EL, Schedule DQ or Schedule 15.3.

13.    Section 22.8(a) of the Repurchase Agreement is amended and restated to read in its entirety as follows:
(a)    With respect to Purchased Loans having an aggregate Purchase Value of not more than the Discretionary Loan Sublimit at any time, (i) waive one or more Disqualifiers for Purchased Loans, waive one or more of the representations or warranties concerning Purchased Loans under Section 15.3, or waive any other requirements for Purchased Loans set forth in this Agreement, so that in the case of each such waiver such Purchased Loan is included as a Discretionary Loan, and (ii) include as Discretionary Loans, Purchased Loans which, if added to a Sublimit under Section 4.2(b) or Section 4.2(c) other than the Discretionary Loan Sublimit (a “Non-Discretionary Loan Sublimit”), would cause such Non-Discretionary Loan Sublimit to exceed the maximum percentage/amount for such Non-Discretionary Loan Sublimit set forth in Section 4.2(b) or Section 4.2(c);

14.    Schedule BC of the Repurchase Agreement is amended and restated by Schedule BC attached hereto.
15.    Paragraph 9 of Schedule DQ to the Repurchase Agreement is amended and restated to read in its entirety as follows:
9.    More than sixty (60) days shall have elapsed since the Purchase Date of any Conforming Mortgage Loan (other than any Aged Mortgage Loan), more than sixty (60) days shall have elapsed since the Purchase Date of any FHA Low FICO Score Mortgage

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Loan (other than any Aged Mortgage Loan), more than forty-five (45) days shall have elapsed since the Purchase Date of any Jumbo Mortgage Loan or Second Mortgage Loan, or more than ninety (90) days, but not less than sixty one (61) days, shall have elapsed since the Purchase Date of any Aged Mortgage Loan.
16.    The definition of “Eligible Loans” in the first paragraph of Schedule EL to the Repurchase Agreement is amended and restated to read in its entirety as follows:
“Eligible Loans” means Single-family Loans that are amortizing Conforming Mortgage Loans, FHA Low FICO Score Mortgage Loans, Jumbo Mortgage Loans, Aged Mortgage Loans, Second Mortgage Loans and Wet Loans that satisfy all criteria for Eligible Loans set forth on this Schedule EL and are not subject to a Disqualifier. Each Mortgage Loan must be secured by a first priority Lien on its related Mortgaged Premises (or, with respect to any Second Mortgage Loans, by a second priority Lien on its related Mortgaged Premises). It may bear interest at a fixed interest rate, at a fluctuating interest rate or at a fixed or fluctuating interest rate for part of its term followed, respectively, by a fluctuating or fixed interest rate for the remainder of its term. No Mortgage Loan shall be an Eligible Loan at any time:

17.    The following paragraph (23) is added after paragraph (22) of Schedule EL to the Repurchase Agreement:
(23)    In the case of a Second Mortgage Loan, (i) the face amount of such Mortgage Loan exceed One Hundred Thousand Dollars ($100,000), (ii) such Mortgage Loan has a cumulative loan-to-value ratio at origination of greater than ninety percent (90%), or (iii) the obligor of such Mortgage Loan shall have a FICO Score of less than 720.
18.    Paragraph (b) of Schedule 15.3 to the Repurchase Agreement is amended and restated to read in its entirety as follows:
(b)    The Seller is the sole legal and equitable owner of such Purchased Loan (except in the case of MERS Designated Loans, as to which MERS, as nominee for the Seller and its successors and assigns, is the record owner), such Purchased Loan is a first priority Lien or, in the case of a Second Mortgage Loan, a second priority Lien, free and clear of all Liens other than Permitted Encumbrances, and Seller has full right to sell such Purchased Loan to the Buyers.
19.    Paragraph (l) of Schedule 15.3 to the Repurchase Agreement is amended and restated to read in its entirety as follows:
(l)    Each Purchased Loan is covered by an ALTA mortgage title insurance policy or such other form of title insurance as is acceptable to Fannie Mae or Freddie Mac, issued by and constituting the valid and binding obligation of a title insurer that is generally acceptable to prudent mortgage lenders who regularly originate or purchase Mortgage Loans comparable to the Purchased Loans that are for sale to prudent investors in the secondary

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market in which investors invest in Mortgage Loans such as the Purchased Loan insuring the Seller, its successors and assigns, as to the first priority of the Lien of the Mortgage on the related Mortgaged Premises, in an amount equal to the original principal amount of such Purchased Loan. The Seller is the named insured of such mortgage title insurance policy as a first lien mortgage holder (or, in the case of a Second Mortgage Loan, the Seller is the named insured as the second lien mortgage holder along with the first lien mortgage loan holder), the assignment to the Agent of the Seller’s interest in such policy does not require the consent of or notice to the insurer (or such consent has been obtained or notice given), and such policy is and will be in full force and effect and inure to the benefit of the Agent as and when such Purchased Loan is sold to the Buyers. No claims have been made under such policy and no prior holder of the Purchased Loan, including the Seller, has done, by act or omission, anything that would impair the coverage of such policy.

20.    Paragraph (v)(9) of Schedule 15.3 to the Repurchase Agreement is amended and restated to read in its entirety as follows:
9    evidence and are each secured by a valid first Lien in favor of the Seller on real property securing the amount owed by the Customer(s) under the related Mortgage, subject only to Permitted Encumbrances or, with respect to any Second Mortgage Loan, subject only to Permitted Encumbrances and a first priority Mortgage on its related Mortgaged Premises;

21.    Paragraph (x) of Schedule 15.3 to the Repurchase Agreement is amended and restated to read in its entirety as follows:
(x)    Each Mortgage is a Lien on the premises and property described in it having the priority represented to the Agent, and the description of the Mortgaged Premises in each Mortgage is legally adequate and, except in the case of a Second Mortgage Loan which is a home equity line of credit, each Purchased Loan has been fully advanced in its face amount.
22.    Reassertion of Representations and Warranties, No Default. The Seller hereby represents and warrants that on and as of the date hereof and after giving effect to this Amendment (a) all of the representations and warranties contained in the Repurchase Agreement are true, correct and complete in all material respects as of the date hereof as though made on and as of such date, except for changes permitted by the terms of the Repurchase Agreement, and (b) no Default or Event of Default has occurred and is continuing.
23.    Authority, No Conflict, No Consent Required. The Seller represents and warrants that the Seller has the limited liability company power and authority to enter into this Amendment and has duly authorized as appropriate the execution and delivery of this Amendment by proper limited liability company action and none of the agreements contained herein contravene or constitute a default under any material agreement, instrument or indenture to which the Seller is a party or a signatory or any provision of the Seller’s Articles of Organization, Operating Agreement or any requirement of law, or result in the imposition of any Lien on any of its property under any

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agreement binding on or applicable to the Seller or any of its property except, if any, in favor of the Buyers. The Seller represents and warrants that no consent, approval or authorization of or registration or declaration with any Person, including but not limited to any governmental authority, is required in connection with the execution and delivery by the Seller of this Amendment or the performance of obligations of the Seller herein described, except for those which the Seller has obtained or provided and as to which the Seller has delivered certified copies of documents evidencing each such action to the Buyers.
24.    No Adverse Claim. The Seller hereby warrants, acknowledges and agrees that no events have taken place and no circumstances exist at the date hereof which would give the Seller a basis to assert a defense, offset or counterclaim to any claim of the Agent or the Buyers with respect to the Seller’s obligations under the Repurchase Agreement as amended by this Amendment.
25.    Conditions Precedent. The effectiveness of the amendments hereunder shall be subject to satisfaction of the following conditions precedent:

(a)	Receipt by the Agent of this Amendment duly executed by the Seller, the Agent and the Buyers.
26.    Ratifications. The terms and provisions set forth in this Amendment shall modify and supersede all inconsistent terms and provisions set forth in the Repurchase Agreement and the other Repurchase Documents and except as expressly modified and superseded by this Amendment, the terms and provisions of the Repurchase Agreement and each other Repurchase Document are ratified and confirmed and shall continue in full force and effect.
27.    Survival. The representations and warranties made by the Seller in this Amendment shall survive the execution and delivery of this Amendment.
28.    Reference to Repurchase Agreement. Each of the Repurchase Documents, including the Repurchase Agreement and any and all other agreements, documents, or instruments now or hereafter executed and delivered pursuant to the terms hereof or pursuant to the terms of the Repurchase Agreement as amended hereby, are hereby amended so that any reference in such Repurchase Documents to the Repurchase Agreement shall mean a reference to the Repurchase Agreement as amended and modified hereby.
29.    Applicable Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Michigan as applicable to the Repurchase Agreement.
30.    Successors and Assigns. This Amendment is binding upon and shall inure to the benefit of the Agent, the Buyers, the Seller and their respective successors and assigns, except that the Seller may not assign or transfer any of its rights or obligations hereunder without the prior written consent of each of the Buyers.
31.    Counterparts. This Amendment may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same instrument.

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32.    Headings. The headings, captions, and arrangements used in this Amendment are for convenience only and shall not affect the interpretation of this Amendment.
33.    ENTIRE AGREEMENT. THIS AMENDMENT AND THE OTHER REPURCHASE DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES HERETO AND THERETO, AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES HERETO. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.
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In witness whereof the parties have caused this Amendment to be executed as of the date first written above.
PULTE MORTGAGE LLC
as Seller and Servicer

By: \s\ Scott E. Harris

Name: Scott E. Harris

Title: SVP/CFO

Signature Page to Fourth Amendment to Master Repurchase Agreement
(4089444)

COMERICA BANK
as Agent, Lead Arranger and a Buyer

By: \s\ Amy Satsky

Name: Amy Satsky

Title: Vice President

Signature Page to Fourth Amendment to Master Repurchase Agreement
(4089444)

BMO HARRIS BANK N.A.

By:    \s\ Scott Ferris

Name:     Scott Ferris

Title:     Managing Director

Signature Page to Fourth Amendment to Master Repurchase Agreement
(4089444)

ASSOCIATED BANK, N.A.

By:    \s\ Thanh Pham

Name:     Thanh Pham

Title:     Vice President

Signature Page to Fourth Amendment to Master Repurchase Agreement
(4089444)

WESTERN ALLIANCE BANK

By:    \s\ Albert Thuma

Name:     Albert Thuma

Title:     VP Specialty Lending

Signature Page to Fourth Amendment to Master Repurchase Agreement
(4089444)

Signature Page to Second Amendment to Master Repurchase Agreement
(3061063)

SCHEDULE BC
TO Master Repurchase Agreement

The Buyers’ Committed Sums
(in dollars)
From September 8, 2014 through February 1, 2015

Buyer	Committed Sum
Comerica Bank	$70,000,000
BMO Harris Bank N.A.	$35,000,000
Associated	$25,000,000
Western Alliance	$20,000,000

Maximum Aggregate Commitment	$150,000,000

From February 2, 2015 through May 30, 2015

Buyer	Committed Sum
Comerica Bank	$46,550,000
BMO Harris Bank N.A.	$23,275,000
Associated	$16,625,000
Western Alliance	$13,300,000

Maximum Aggregate Commitment	$99,750,000

From June 1, 2015 and at all times thereafter

Buyer	Committed Sum
Comerica Bank	$70,000,000
BMO Harris Bank N.A.	$35,000,000
Associated	$25,000,000
Western Alliance	$20,000,000

Maximum Aggregate Commitment	$150,000,000